UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2006

ENTERPRISE FINANCIAL SERVICES CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

150 N. Meramec, St. Louis, Missouri		63105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code
(314) 725-5500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

          On November 22, 2006, Enterprise Financial Services Corp (“Enterprise”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Clayco Banc Corporation (“Clayco”), Great American Bank (“Bank”) and Jeffrey J. Kieffer, as representative of the sellers (“Seller Representative”).

          In accordance with the terms and subject to the conditions of the Merger Agreement, Clayco will merge with and into Enterprise, for an aggregate purchase price of $37,000,000.00 payable 40% in cash and 60% in Enterprise common stock.

          The number of shares of Enterprise common stock to be issued will be determined based on the Market Price (average stock price during the twenty (20) trading days ending five (5) trading days before closing), if the Market Price is between $27 and $33 per share.  The number of Enterprise shares to be issued will be based on a price of $27 per share if the Market Price is $27 or less, and will be based on a price of $33 per share if the Market Price is $33 or more.  Either Enterprise or Clayco may terminate the agreement if the Market Price is above $36 per share or below $24 per share.  Enterprise will have a right of first refusal to repurchase any of its common stock proposed to be sold by Sellers during the first two years after closing at the then-current market price.

          Clayco and the Bank have made customary representations and warranties to Enterprise in the Merger Agreement, and the Merger Agreement also contains customary conditions to closing.

          The parties will enter into an escrow agreement (the “Escrow Agreement”) at the closing.  The Escrow Agreement encompasses two escrow funds:

•

One fund of $7,400,000 secures the obligation to indemnify Enterprise for breaches of representations and warranties and other indemnification obligations (less a “basket” of $100,000), and terminates two years after closing.

•

A second fund secures collection of the portions of certain Bank loans for which Enterprise questions collectibility, to be listed as an exhibit to the escrow agreement.  Amounts in this fund not collected on the listed loans within twelve months after closing will be paid to Enterprise, with the Sellers having the right to purchase any such loans at Enterprise’s total cost less amounts Enterprise has received.

Each Seller will contribute his/her/its proportionate share to the escrow funds in the form of $100,000 in cash and the remainder in Enterprise common stock.

          In addition, Michael Balsbaugh, the Chairman of Clayco and the Bank, will escrow shares of Enterprise common stock he receives in the merger with a Market Value of $1,000,000.  Those shares will be delivered to Enterprise if Mr. Balsbaugh quits or is terminated from Enterprise for cause during the two years after closing, and otherwise will be returned to Mr. Balsbaugh.

          Prior to the closing, each Clayco shareholder will execute an Appointment of Representative to authorize one individual to act for the entire group in connection with the merger and the escrow agreement and to make certain representations to Enterprise.  At the closing, Enterprise also will enter into employment agreements (the “Employment Agreements”) with Mr. Balsbaugh and Mr. Kieffer.

          The foregoing descriptions of the Merger Agreement, the merger and the ancillary documents contemplated by the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, and the forms of Employment Agreements, Escrow Agreement, Balsbaugh Escrow Agreement and Appointment of Representative, copies of which are attached to this Form 8-K as Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4 respectively, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

          Pursuant to the Merger Agreement, Enterprise has agreed to issue shares of its common stock to the Clayco shareholders at the closing, comprising approximately sixty percent (60%) of the total purchase consideration paid to Clayco shareholders.

          All such shares will be issued by Enterprise in reliance upon an exemption from registration set forth in Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933.  The issuance and sale of the shares will be undertaken without general solicitation or advertising.  Each Clayco shareholder will represent to Enterprise that, among other things, such person is an accredited investor, as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, is acquiring the shares for investment purposes only and not with a view toward public distribution.  As a result, the shares will be “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Certificates evidencing the shares will contain a legend to that effect.

Item 7.01 Regulation FD Disclosure.

          On November 27, 2006, Enterprise issued a press release announcing the execution of the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

	2.1	Agreement and Plan of Merger, dated November 22, 2006, by and among Enterprise, Clayco, Bank, and Seller Representative.

	10.1	Form of Employment Agreements with Jeffrey J. Kieffer and Michael Balsbaugh to be executed and delivered at the closing.

	10.2	Form of Escrow Agreement among the escrow agent, Enterprise and Seller Representative, to be executed and delivered at the closing

	10.3	Form of Balsbaugh Escrow Agreement among the escrow agent, Michael Balsbaugh and Enterprise

	10.4	Appointment of Representative

	99.1	Text of Press Release, dated November 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date: November 27, 2006	By:	/s/ Kevin C. Eichner

Kevin C. Eichner
Chief Executive Officer

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